Exhibit 14.1

VION PHARMACEUTICALS, INC.
CODE OF ETHICS AND BUSINESS CONDUCT

Purpose

The Board of Directors (the “Board”) of Vion Pharmaceuticals, Inc. (the “Company”) has adopted this Code of Ethics and Business Conduct (this “Code”) of the Company.  This Code shall be applicable to all of the Company’s officers, directors and employees.

The purpose of this Code is to codify those standards that the Company believes are reasonably designed to deter wrong-doing and to promote, among other things, adherence to the following principles:

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Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

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Compliance with applicable governmental laws, rules and regulations; and

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The prompt internal reporting of violations of this Code.

We will hold each of our officers, directors and employees accountable for adherence of this Code.  Those who violate this Code will be subject to disciplinary action, up to and including termination.  No provision or violation of this Code, however, shall create any right in favor of any third party, including any customer, partner, stockholder, officer, director or employee of the Company or any subsidiary thereof.

I.

Compliance with Applicable Governmental Laws, Rules and Regulations

All officers, directors and employees must comply with all the laws, rules and regulations of the United States and other countries, as well as the states, counties, cities and other jurisdictions, applicable to the Company and its business.  The laws and regulations related to the pharmaceutical industry are complex, including those designed to protect human health and research subjects, thus placing responsibilities on the Company beyond those faced by companies in many other industries.  Many of the laws that apply to our business carry severe penalties for violations.  The Company can be subjected to significant monetary fines or other criminal or civil sanctions.  In addition, violations may result in sanctions against individual employees, including substantial fines and prison sentences in some cases.  Allegations that the Company has violated the law may result in significant damages to the Company’s reputation and its relationships with customers and other stakeholders.  We all share an obligation to help ensure that the Company and its representatives comply with all applicable laws.

II.

Honest and Ethical Conduct and Ethical Handling of Conflicts of Interest

Officers, directors and employees should conduct themselves and their activities on behalf of the Company, its subsidiaries and affiliated entities in an honest and ethical manner which complies with this Code.

Employees should report to their immediate supervisors all material facts relating to relationships or financial interests which give rise, directly or indirectly, to an actual or potential conflict of interest. Conflicts of interest may not always be clear-cut, so if questions arise, employees should consult with their supervisors or follow the “Compliance Procedures” set forth in this Code.  Directors and members of senior management should make similar reports to the Audit Committee and the Chief Financial Officer.

In endeavoring to avoid any actual or potential conflicts of interest between their personal and professional relationships, officers, directors and employees should be aware of, and comply with, the following policies:

Holding a Significant Interest in Suppliers, Customers or Competitors

The Company prohibits you (and your immediate family members; namely, spouses and family living in the same household) from having any ownership interest in, or owning property with, any of the Company’s major vendors, suppliers, contractors, agencies, customers and competitors (or their respective officers or employees) unless the Company determines that your interest will not conflict with your obligations to the Company.  These restrictions do not apply to ownership of stock of a public company if such ownership is less than 1% of the outstanding stock of that company.

Outside Business

The Company prohibits its officers, directors and employees from working for, or conducting any outside business with, its competitors.  To determine whether outside business creates a conflict, employees are required to list (on the last page of this policy statement) outside business relating to companies in the business of developing therapeutics and technologies for the treatment of cancer, any of our major vendors, suppliers, contractors, agencies and customers.  If your activities change, you are required to update that list and give it to your supervisor who will submit it to the department head for review.  The Company will determine if such activities are consistent with Company policies.

III.

Disclosure in SEC Filings and Other Public Communications

It is the Company’s policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws, rules and regulations in all reports and documents that the Company files with, or submits to, the SEC and in all other public communications made by the Company.  Officers, directors and employees may be called upon to provide information necessary to ensure that the Company’s public reports meet these requirements.  Each officer, director and employee should take this responsibility very seriously and provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements.

IV.

Competition and Fair Dealing

We are committed to business success through maintenance of high standards of responsibility and ethics and seek to outperform our competition fairly and honestly.  The Company seeks competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.  Each officer, director and employee should endeavor to respect the rights of and deal fairly with the Company’s customers, vendors, suppliers, contractors, competitors, agencies and employees.

V.

Gifts and Gratuities

The use of Company funds or assets for gifts, gratuities or other favors to employees or government officials is prohibited, except to the extent such gifts are in compliance with applicable law, insignificant in amount and not given in consideration or expectation of any action by the recipient.  Bribes and kickbacks are criminal acts, strictly prohibited by law. You must not offer, give, solicit or receive any form of bribe or kickback anywhere in the world.

Employees, officers and directors must not accept, or permit any member of his or her immediate family to accept, any gifts, gratuities or other favors from any customer, supplier or other person doing or seeking to do business with the Company, other than items of insignificant value. Any gifts that are not of insignificant value should be returned immediately and reported to your supervisor. If immediate return is not practical, they should be given to the Company for charitable disposition or such other disposition as the Company, in its sole discretion, believes appropriate.  Each employee should advise his or her supervisor if any person affiliated with the Company repeatedly accepts such personal benefits.

VI.

Corporate Opportunities; Use of Corporate Assets

Officers, directors and employees are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate information or position without the consent of the Company. No officer, director or employee may use corporate property, information or position for improper personal gain, and no officer, director or employee may compete with the Company directly or indirectly. Officers, directors and employees owe a duty to the Company to advance its legitimate business interests when the opportunity to do so arises.

Proper use of the Company’s assets, including electronic communication systems, information resources, material, facilities and equipment is the responsibility of the employees.  These assets must be used and maintained with the utmost care and respect, guarding against waste and abuse.  The Company’s assets cannot be borrowed or removed from Company facilities without appropriate permission.

Officers, directors and employees may not use corporate assets or funds for any unlawful or improper purpose.  The Company does not authorize and will not condone any payment by an officer, director or employee which is in the nature of a bribe, kickback, or undisclosed commission (or a commission in excess of those required in the ordinary course of business) to a third party for obtaining any business or otherwise bestowing a special favor on the Company or one of its employees.  While certain nominal payments, gifts or favors to administrative personnel, who do not exercise discretionary authority, may be customary, any such payments, gifts or favors must be disclosed to senior management in advance to ensure that it is appropriate.  Records of any such payment, gift or favor must also be maintained.

VII.

Confidentiality

Officers, directors and employees will learn, work with, and be entrusted with, confidential information relating to the Company’s operations.  This information is not known outside of the Company or even known to all our employees. Keeping this information confidential is necessary to ensure our success.  Because this information has substantial value to the Company, all officers, directors and employees must exercise care not to disclose any confidential information even inadvertently (for example, through conversation in elevators or restaurants), to any unauthorized person in or outside the Company.  Employees must ask their supervisors if they are not sure what is considered confidential information and comply with the following policies:

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Employees (except within the scope of employment) cannot remove, make or cause to be made any copies of data, reports, correspondence or other writings or samples relating to the Company.

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Employees cannot use for their own gain or disclose (except within the scope of employment) any trade secrets or other confidential information, data or knowledge relating to the Company.

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Employees must surrender all documents, data and information to the Company upon the termination of employment or at any time upon request of their supervisor.

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Employees’ obligations under this Code shall continue after termination of employment.

Also, in the course of normal business activities, suppliers, customers, partners and other parties may sometimes divulge information that is proprietary to their business.  Employees must respect these confidences.

VIII.

Insider Trading

Officers, directors and employees who have access to non-public information regarding the Company or any other entity are not permitted to use or share that information for purposes of trading securities of the Company or such other entity or for any other purpose except the conduct of our business. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is unethical and illegal.

IX.

Record Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked can be reported.

Business expenses incurred by employees must be authorized and must be documented and recorded accurately. An employee’s supervisor should be consulted if the employee is not sure whether a certain expense is legitimate.

All of the Company’s books, records, accounts and financial statements will be maintained in reasonable detail, will appropriately reflect the Company’s transactions and will conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded funds or assets shall not be maintained.

Business records and communications often become public. Consequently, employees should avoid exaggeration, derogatory remarks, guesswork and inappropriate characterizations of people and companies that could be misunderstood. This applies as well to email. Records should always be retained or destroyed according to the Company’s established record retention policies.

X.

Compliance Procedures

All of us must work to ensure prompt and consistent action against violations of this Code. However, since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

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Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

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Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and on the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

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Clarify your responsibility and role. In many situations, there is shared information and responsibility. Are your colleagues informed? It may help to get others involved to discuss the problem.

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Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and he or she will appreciate being brought into the process. Remember that it is your supervisor’s responsibility to help solve problems.

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Utilize the Company’s “open door” policy. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, remember that the Company maintains an “open door” policy so that you may discuss the issue locally with your office manager or Human Resources manager. If that is not appropriate or satisfactory, the Company’s “open door” policy allows you to continue to raise the matter to higher levels of management, including ultimately the Chief Executive Officer and the Board.

XI.

Reporting Illegal or Unethical Behavior and Code Violations

It is the policy of the Company to comply with all applicable legal and regulatory requirements, including those relating to accounting, internal accounting controls and auditing matters, and to require its employees to do likewise.  Every employee has the responsibility to assist the Company in meeting these legal and regulatory requirements.  Any employee of the Company who becomes aware of any information concerning any conduct which he or she reasonably believes to constitute an accounting, auditing or internal control irregularity or impropriety or to be in violation of United States federal securities laws, laws regarding mail, wire or bank fraud, the rules and regulations of the SEC, any provision of law relating to fraud against stockholders, the commission or possible commission of a federal offense, violations of the Company’s accounting practices or internal controls, or other concerns regarding questionable accounting or auditing matters, is required to promptly report such information in accordance with the Whistle Blower Policy included in the Employee Handbook.

Employees are encouraged to talk to supervisors or other appropriate personnel about observed illegal or unethical behavior or violations of this Code or if they are in doubt about the best course of action in a particular situation.  Employees additionally are expected to cooperate in internal investigations of misconduct.

When you contact your supervisor or other appropriate personnel:

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You will be treated with dignity and respect.

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You are not required to identify yourself.

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Your communication will be kept confidential to the greatest extent possible.

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Your concerns will be seriously addressed and, if they are not resolved at the time you call, you will be informed of the outcome, if you choose to identify yourself.

XII.

Prohibition Against Discrimination, Harassment and/or Retaliation

Company policy prohibits discrimination, harassment and/or retaliation against any employee who in good faith provides any information or otherwise assists in any investigation or proceeding regarding any matters of legal or regulatory concern.

Any employee who believes that he or she has been the subject of any such prohibited discrimination, harassment and/or retaliation is strongly encouraged to report immediately the facts thereof to such employee’s supervisor or manager or to Human Resources directly.

As appropriate, the allegations of discrimination, harassment and/or retaliation will be investigated in as confidential manner as possible, subject to the need to conduct a full and impartial investigation, remedy any violations of the Company’s policies or monitor compliance with the Company’s policies.  The Company prohibits retaliation against any employee who makes a good faith complaint regarding a violation or possible violation of this Code or participates in the Company’s investigation thereof.

XIII.

Waivers

While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be appropriate. Any employee or officer who believes that an exception to any of these policies is appropriate in his or her case should first contact his or her immediate supervisor. If the supervisor agrees that an exception is appropriate, the approval of the Chief Executive Officer or the Company’s principal financial officer must be obtained. The Company’s principal financial officer shall be responsible for maintaining a record of all requests for exceptions to any of these policies and the disposition of such requests.

Any executive officer or director who seeks an exception to any of these policies should contact the Chief Executive Officer or the Company’s principal financial officer. Any waiver of this Code for executive officers or directors or any change to this Code that applies to executive officers or directors may be made only by the Board and will be disclosed as required by law or stock market regulation.

XIV.

Amendments

This Code may be amended or  modified only by the Board.

XV.

CONCLUSION

This Code contains general guidelines and the Company recognizes that this Code and other Company policies cannot possibly anticipate all potential scenarios and problems that you may encounter. To a certain extent the Company must rely upon each of you to act with integrity, to use your best judgment, to seek guidance when necessary and to handle situations ethically and responsibly.

THIS CODE AND THE MATTERS CONTAINED HEREIN ARE NOT A CONTRACT OF EMPLOYMENT. WE RESERVE THE RIGHT TO AMEND, SUPPLEMENT OR OTHERWISE REVISE THIS CODE AND THE MATTERS ADDRESSED HEREIN, WITHOUT PRIOR NOTICE, AT ANY TIME AND FROM TIME TO TIME.

Adopted by the Board of Directors on June 26, 2007.